UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 27, 2013

GENERAL EMPLOYMENT ENTERPRISES, INC

(Exact name of registrant as specified in its charter)

Illinois	1-05707	36-6097429
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Tower Lane, Suite 2200, Oakbrook Terrace, Illinois	60181
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(630) 954-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

General Employment Enterprises, Inc. (the "Company") (NYSE MKT: JOB) previously announced that on June 6, 2013, the Company received a letter (the "Letter") from NYSE MKT, LLC (the "NYSE MKT") which stated, among other things, that the Company has equity less than $4 million and has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years and, in the opinion of NYSE MKT, it is questionable as to whether the Company will be able to continue operations and/or meet its obligations as they mature based on its current overall financial condition,  pursuant to Sections 1003(a)(ii) and 1003(a)(iv) of the NYSE MKT's Company Guide, respectively.

The Company was afforded the opportunity to submit a plan of compliance to NYSE MKT and on July 8, 2013, presented its plan to correct its deficiencies related to Sections 1003(a)(ii) and 1003(a)(iv) of the NYSE MKT's Company Guide.  On August 27, 2013, NYSE MKT notified the Company that it accepted the Company's plan of compliance and granted the Company an extension until October 7, 2013, to obtain the necessary financing to provide the necessary cash flow to continue operations and/or meet its obligations as they mature and until June 6, 2014, to have the required $4 million in equity.  The Company will be subject to periodic review by NYSE MKT staff during the extension period and issuance of any additional shares will require approval by NYSE MKT's management committee.  Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the NYSE MKT LLC.

On September 3, 2013, a press release announcing the NYSE MKT's acceptance of the plan was issued. A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release issued by General Employment Enterprises, Inc. dated September 3, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GENERAL EMPLOYMENT ENTERPRISES, INC.
(Registrant)

Date: September 3, 2013	By: /s/ Andrew J. Norstrud
Andrew J. Norstrud
Chief Financial Officer